Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Forms S-3ASR No. 333-197921, S-3ASR No. 333-210103 and S-8 No. 333-190349) of American Homes 4 Rent of our report dated February 28, 2016, with respect to the consolidated financial statements of American Residential Properties, Inc., included in this Current Report on Form 8-K/A.

/s/ Ernst & Young LLP

Phoenix, Arizona

May 11, 2016